Exhibit 99.1
C4 Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results and Recent Business Highlights
Phase 1 Dose Escalation Data from the Ongoing Phase 1/2 Clinical Trials of CFT7455, an IKZF1/3 MonoDAC™ Degrader, and CFT8634, a BRD9 BiDAC™ Degrader, Expected in 2H 2023
Phase 1/2 Clinical Trial of CFT1946, a BRAF V600 BiDAC Degrader,
Enrolling Patients; New CFT1946 Preclinical Data Accepted for a Presentation at the 2023 AACR Annual Meeting
Investigational New Drug Application for CFT8919, an EGFR L858R BiDAC Degrader, On Track for Submission in 1H 2023
Year-end Cash, Cash Equivalents and Marketable Securities Expected to Provide Runway to End of 2024
WATERTOWN, Mass., Feb. 23, 2023 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported business highlights and financial results for the year ended December 31, 2022.
“2022 was a year of execution that has laid the groundwork for 2023 as we work to progress three clinical programs, with a fourth expected to enter the clinic by year end,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “With cash runway through the end of 2024, we look forward to having two clinical readouts in the second half of the year, which have the potential to validate our TORPEDO® platform to develop both BiDAC and MonoDAC degraders for patients with difficult-to-treat diseases.”
FOURTH QUARTER 2022 AND RECENT HIGHLIGHTS
CFT7455: CFT7455 is an oral degrader of IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL).
•Progressed the Phase 1/2 Clinical Trial: In January 2023, opened Arm B2 of the ongoing Phase 1/2 clinical trial, evaluating CFT7455 in combination with dexamethasone for the treatment of MM.
CFT8634: CFT8634 is an oral degrader of BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Encouraging Initial Pharmacokinetic (PK) and Pharmacodynamic (PD) Data: In January 2023, shared PK and PD data from the initial escalation cohorts of the ongoing CFT8634 Phase 1/2 clinical trial demonstrating dose proportional exposure, strong oral bioavailability and deep BRD9 degradation
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.
•Dosed First Patient in Phase 1/2 Clinical Trial: In January 2023, dosed the first patient in the CFT1946 Phase 1/2 clinical trial. Trial sites are open and enrolling patients with BRAF V600 mutant cancers including NSCLC, CRC and melanoma.
•New Preclinical Data Accepted for Presentation at AACR: Accepted to present new preclinical data on the discovery and characterization of CFT1946 at 2023 AACR Annual Meeting.
KEY UPCOMING MILESTONES
•CFT7455: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial of Arm B1, evaluating CFT7455 as a monotherapy in MM, in the second half of 2023.

•CFT8634: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial in the second half of 2023 in synovial sarcoma and SMARCB1-null solid tumors.
•CFT1946: Continue site activation and patient enrollment of the dose escalation portion of the CFT1946 Phase 1/2 clinical trial in BRAF V600 mutant solid tumors. Present new preclinical data on the discovery and characterization of CFT1946 at 2023 AACR Annual Meeting in April.
•CFT8919: Submit an Investigational New Drug (IND) application for CFT8919 for the treatment of NSCLC in the first half of 2023.
UPCOMING INVESTOR EVENTS
•March 6, 2023: Management will participate in the Cowen & Co. 43rd Annual Health Care Conference.
FULL YEAR 2022 FINANCIAL RESULTS
Revenue: Total revenue for the year ended December 31, 2022 was $31.1 million, compared to $45.8 million for the year ended December 31, 2021. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico. The decrease in revenue is primarily due to a one-time cumulative recognition during the year ended December 31, 2021 for all of the previously unrecognized revenue allocated to the BRAF program upon the termination of the Roche agreement related to that target.
Research and Development (R&D) Expense: R&D expense for the year ended December 31, 2022 was $117.8 million, compared to $94.7 million for the year ended December 31, 2021. The increase in R&D expense was primarily attributable to clinical costs for CFT7455 and CFT8634, increased external costs, and internal workforce expenses to support the increased level of clinical trial activity.
General and Administrative (G&A) Expense: G&A expense for the year ended December 31, 2022 was $42.8 million, compared to $33.3 million for the year ended December 31, 2021. The increase in G&A expense was primarily attributable to the full-year 2022 impact of the build-out of our general and administrative team to support business growth.
Net Loss and Net Loss per Share: Net loss for the year ended December 31, 2022 was $128.2 million, compared to $83.9 million for the year ended December 31, 2021. Net loss per share for the year ended December 31, 2022 was $2.62, compared to $1.82 for the year ended December 31, 2021.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of
December 31, 2022 was $337.1 million, compared to $451.5 million as of December 31, 2021. C4T expects that its cash, cash equivalents and marketable securities as of December 31, 2022, together with anticipated collaboration expense reimbursements, but excluding any collaboration option or milestone payments, will enable the company to fund its operating plan to the end of 2024.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3). CFT7455 binds with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin's lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. In early clinical data, CFT7455 demonstrated deep and durable degradation of IKZF1/3. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT7455. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).

About CFT8634
CFT8634 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRD9. BRD9 was previously considered an undruggable target due to the inability of bromodomain inhibitors to effectively treat cancers dependent on BRD9. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT8634 for the treatment of synovial sarcoma and SMARCB1-null solid tumors. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05355753).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF-V600 mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF-V600E-driven disease and in models resistant to BRAF inhibitors. C4T is advancing CFT1946 to the clinic to study treatment for BRAF-V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer, and melanoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT1946. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,
	2022	2021
Cash, cash equivalents and marketable securities	337,115	451,479
Total assets	430,840	506,765
Deferred revenue	33,513	56,168
Long-term debt - related party	11,482	10,768
Total stockholders' equity	289,234	389,606

Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021
Revenue from collaboration agreements	$31,096	$45,785
Operating expenses:
Research and development	117,841	94,665
General and administrative	42,789	33,254
Total operating expenses	160,630	127,919
Loss from operations	(129,534)	(82,134)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	(2,216)	(2,145)
Interest and other income, net	3,575	387
Total other income (expense), net	1,359	(1,758)
Net loss	$(128,175)	$(83,892)
Net loss per share - basic and diluted	$(2.62)	$(1.82)
Weighted-average number of shares - basic and diluted	48,861,665	46,041,733

Investor Contact:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media Contact:
Loraine Spreen
Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com